Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT

DATED JULY 15, 2013 TO PROSPECTUS DATED MAY 1, 2013

JUNE 2013 PERFORMANCE UPDATE

	June 2013	Year to Date	Total NAV 06/30/2013	NAV per Unit 06/30/2013
Series A	-1.12%	9.43%	$15,842,800	$1,237.07
Series B	-2.46%	13.06%	$17,271,357	$1,287.96

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

JUNE 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended June 30, 2013)

STATEMENT OF INCOME
JUNE 2013
Investment income, interest	$(163)

Expenses
Management fee	24,568
Ongoing offering expenses	13,280
Operating expenses	1,992
Selling Commissions	53,119
Other expenses	306
Incentive fee	—
Brokerage commissions	20,095

Total expenses	113,359

Net investment gain (loss)	(113,522)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(146,444)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	80,372

Net gain (loss) on investments	(66,073)

Net increase (decrease) in net assets from operations	$(179,595)

STATEMENT OF CHANGES IN NET ASSET VALUE
JUNE 2013
Net assets, beginning of period	$16,381,813

Net increase (decrease) in net assets from operations	(179,595)

Capital share transactions
Issuance of shares	71,407
Redemption of shares	(430,825)

Net increase (decrease) in net assets from capital share transactions	(359,418)

Net increase (decrease) in net assets	(539,013)

Net assets, end of period	$15,842,800
NAV Per Unit, end of period	$1,237.07

SUPERFUND GREEN, L.P. – SERIES B

JUNE 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended June 30, 2013)

STATEMENT OF INCOME
JUNE 2013
Investment income, interest	$(352)

Expenses
Management fee	26,783
Ongoing offering expenses	14,477
Operating expenses	2,172
Selling Commissions	57,909
Other expenses	465
Incentive fee	—
Brokerage commissions	34,422

Total expenses	136,228

Net investment gain (loss)	(136,580)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(379,777)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	81,519

Net gain (loss) on investments	(298,258)

Net increase (decrease) in net assets from operations	$(434,839)

STATEMENT OF CHANGE IN NET ASSET VALUE
JUNE 2013
Net assets, beginning of period	$18,063,483

Net increase (decrease) in net assets from operations	(434,839)

Capital share transactions
Issuance of shares	43,695
Redemption of shares	(400,982)

Net increase (decrease) in net assets from capital share transactions	(357,287)
Net increase (decrease) in net assets	(792,126)

Net assets, end of period	$17,271,357
NAV Per Unit, end of period	$1,287.96

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.